As filed with the Securities and Exchange Commission on June 11, 2009
Registration No. 333-159286

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
AMDL, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0413161
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
2492 Walnut Avenue, Suite 100
Tustin, California 92780-7039
(714) 505-4460
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Douglas C. MacLellan, President
AMDL, Inc.
2492 Walnut Avenue, Suite 100
Tustin, California 92780-7039
(714) 505-4460
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
Copy to:
Randolf W. Katz, Esquire
Baker & Hostetler LLP
600 Anton Boulevard, Suite 900
Costa Mesa, California 92626
(714) 966-8807
Richard H. Bruck, Esquire
Richard H. Bruck, A Professional Corporation
160 Newport Center Drive, Suite 130
Newport Beach, California 92660
(949) 219-0808
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of securities	Amount	offering price	aggregate	Amount of
to be registered	registered(1)	per share(1)(2)	offering price(2)	registration fee
Common Stock, $.001 par value per share	4,259,197	$1.20	$5,111,036	$354.68 (previously paid)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low sales prices of the registrant’s common stock on May 11, 2009 (when the Registration Statement was originally filed) as listed on the NYSE Alternext US LLC (formerly known as AMEX).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 11, 2009
PROSPECTUS
AMDL, INC.
4,259,197 SHARES
OF COMMON STOCK

     This prospectus relates to shares of common stock of AMDL, Inc. that may be offered for sale for the account of the selling stockholders identified in this prospectus. The selling stockholders may offer and sell from time to time up to 4,259,197 shares of our common stock, which will be issued to the selling stockholders only if and when they exercise warrants held by them.
     The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the NYSE Alternext US LLC (formerly known as AMEX) (“NYSE Alternext US”), in private, negotiated transactions or a combination of such methods. Each selling stockholder will determine the prices at which it sells its shares. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. However, we will receive gross proceeds of up to approximately $2,100,000 from the exercise of outstanding warrants, if and when they are exercised.
     On June 8, 2009, there were 17,383,574 shares of common stock outstanding. Our common stock is listed on the NYSE Alternext US and traded under the symbol “ADL.” On June 8, 2009, the closing price of our common stock on the NYSE Alternext US was $0.98 per share.
     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

     The shares of common stock offered or sold under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 7 of this prospectus to read about certain factors you should consider before deciding whether to invest in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

     You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in either this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.
     Except where the context requires otherwise, in this prospectus, “AMDL,” “company,” “we,” “us,” and “our” refer to AMDL, Inc., a Delaware corporation, and its subsidiaries.
ABOUT FORWARD-LOOKING STATEMENTS
     This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect our current view (as of the date such forward-looking statement is made) with respect to future events, prospects, projections or financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in such statements. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements.
     We undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q and 8-K reports to the SEC. Also note that we provide the following cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our business. These factors individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “Risk Factors” and elsewhere in this Registration Statement.

PROSPECTUS SUMMARY
     This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors,” and the other information incorporated by reference into this prospectus. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement.
Our Company
     AMDL, Inc. is a vertically integrated pharmaceutical company with three distinct business divisions: (i) In-Vitro Diagnostics, (ii) China-based Pharmaceutical Manufacturing and Distribution, and (iii) Cancer Therapeutics. Collectively, these business units focus on the development, manufacturing, distribution and sales of high-quality medical diagnostic products, generic pharmaceuticals, nutritional supplements, and cosmetics in the United States, China, Korea, Taiwan and other markets throughout the world.
     AMDL was founded in 1987 as a bio-tech research and development firm that had one product, its proprietary cancer diagnostic test: AMDL-ELISA DR-70 (FDP). In 2001, we acquired a proprietary cancer vaccine combination immunogene therapy technology (“CIT”). CIT is a US patented technology (patent issued May 25, 2004). In September 2006, we acquired Jade Pharmaceutical Inc. (“JPI”) in order to broaden our business into a multi segmented China-centric pharmaceutical business.
     Our In-Vitro Diagnostics division develops, manufactures and distributes our proprietary DR-70 non-invasive cancer blood test kit. Our DR-70 test kit may be used to assist in the detection of at least 13 different types of cancer, including: lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, and pancreatic. Because the DR-70 test kit is a non-invasive blood test, there are no side effects of the administration of the test. As with other cancer diagnostic products, false positive and false negative test results could pose a small risk to patient health if the physician is not vigilant in following up on the DR-70 test kit results with other clinically relevant diagnostic modalities. While the DR-70 test kit is helpful in diagnosing whether a patient has cancer, the attending physician needs to use other testing methods to determine and confirm the type and kind of cancer involved. DR-70 test kits are currently being sold to one diagnostic reference laboratory in the United States. We have limited sales of DR-70 test kits to our distributors outside the United States. We have developed our next generation version of the DR-70 test kit, and have subsequently entered into a collaborative agreement with the Mayo Clinic to conduct a clinical study to determine whether the new version of the kit can lead to improved accuracy in the detection of early-stage cancer.
     We operate our China-based Pharmaceutical Manufacturing and Distribution division through our wholly-owned subsidiary, JPI. JPI manufactures and distributes generic and homeopathic pharmaceutical products and supplements, as well as cosmetic products through two wholly-owned Chinese subsidiaries, Jiangxi Jiezhong Bio-Chemical Pharmacy Company Limited (“JJB”) and Yangbian Yiqiao Bio-Chemical Pharmacy Company Limited (“YYB”). JPI acquired the businesses currently conducted by YYB and JJB in 2005 along with certain assets and liabilities of a predecessor to JJB (JiangXi Shangrao KangDa Biochemical Pharmacy Co. Ltd). We were notified by the Chinese Military Department of its intent to annex one of JJB’s plants that is located near a military installation. Discussions regarding annexation are proceeding and we expect that JJB will be compensated fairly for the facility upon annexation. JJB intends to find a new single center site in Jiangxi Province, China to relocate its operations. In addition, we have ceased production at YYB’s facilities and intend to sell the facilities and manufacturing operations of YYB; however, as of the date hereof, we have not entered into a definitive agreement for such a transaction. We anticipate that, after YYB is sold, we will continue production of a number of YYB’s former products after the consolidation of JJB’s facilities is complete. We may have to spend significant time and resources finding, building and equipping the new location and restarting those operations. In addition, such new facilities will need to obtain Good Manufacturing Practices (“GMP”) certification from the China State Food and Drug Administration (“SFDA”) for all manufacturing operations.
     In August 2001, we acquired a combination immunogene therapy technology (“CIT”) that may be effective in building a cancer patient’s immune system and could eventually lead to a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. CIT is intended to build the body’s immune system and destroy cancer cells. We are actively seeking a pharmaceutical or biotechnology strategic partner with whom to form a joint venture or otherwise license our CIT technology. We are also currently engaged in litigation regarding certain intellectual property and equitable interests in the technology.
     Our executive offices are located at 2492 Walnut Avenue, Suite 100, Tustin, California 92780, telephone number (714) 505-4460. In September 2001, we registered our common stock under the Securities Exchange Act of 1934. Our common stock is listed on the NYSE Alternext US under the symbol “ADL.” Our annual reports on Form 10-K, quarterly reports on Form 10-Q, definitive proxy statements on Schedule 14A, current reports on Form 8-K, and any amendments to those reports and schedules are made available free of charge on our website, http://www.amdlcorporate.com, or at http://www.sec.gov. Information on, or accessible through, our website is not incorporated into this prospectus unless this prospectus specifically indicates otherwise.
The Offering

Issuer	AMDL, Inc.

Selling Stockholders	Accredited investors who purchased 10% Convertible Notes in a private placement in September 2008 (the “10% Convertible Note Offering”) and accredited investors who purchased 12% Senior Notes and warrants in two closings of one private placement offering in December 2008 and January 2009 (the two closings are hereinafter referred to collectively as the “12% Senior Note Offering”).

Securities offered by Selling Stockholders	4,259,197 shares of common stock(1)

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock sold from time to time under this prospectus by the selling stockholders. We may receive proceeds in connection with the exercise of warrants for the underlying shares of our common stock, which may in turn be sold by the selling stockholders under this prospectus. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes.

Warrants	The warrants from the December 2008 and January 2009 closings of the 12% Senior Note Offering are exercisable at $1.00 per share and $1.13 per share, respectively.

All of the warrants described above have a five-year term from the date of grant.

Trading of Warrants	The common stock underlying the warrants sold in 12% Senior Note Offering is being registered for resale hereunder. Currently, there is no public market for the warrants, and we do not expect that any such market will develop. The warrants will not be listed on any securities exchange or included in any automated quotation system.

Risk Factors	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors.”

NYSE Alternext US symbol	“ADL”

(1)	Includes, among other things, 1,406,000 shares of our common stock issuable upon the exercise of common stock purchase warrants granted to investors in connection with the 12% Senior Note Offering and 2,091,667 shares of our common stock issuable upon the conversion of the notes issued to investors in connection the 10% Convertible Note Offering.

RISK FACTORS
     This offering involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information contained in this prospectus and the documents incorporated by reference into this prospectus, in evaluating an investment in our common stock.
Limited product development activities; our product development efforts may not result in commercial products.
     We intend to continue to pursue SFDA approval of the DR-70 test kit and licensing of our CIT technology. Due to limited cash resources, we are limited in the number of additional products we can develop at this time. Successful cancer detection and treatment product development is highly uncertain, and very few research and development projects produce a commercial product. Product candidates like the DR-70 test kit or the CIT technology that appear promising in the early phases of development, such as in early animal or human clinical trials, may fail to reach the market for a number of reasons, such as:
•	the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results;

•	the product candidate was not effective in treating a specified condition or illness;

•	the product candidate had harmful side effects on humans;

•	the necessary regulatory bodies, such as the SFDA, did not approve our product candidate for an intended use;

•	the product candidate was not economical for us to manufacture and commercialize; and

•	the product candidate is not cost-effective in light of existing therapeutics.
     Of course, there may be other factors that prevent us from marketing a product, including, but not limited to, our limited cash resources. We cannot guarantee we will be able to produce commercially successful products. Further, clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others, which may delay, limit or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for us to complete clinical trials and obtain regulatory approval in multiple jurisdictions for a product varies by jurisdiction and by product. We cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval.
     Our cash position in the U.S. and China as of June 8, 2009 of approximately $5,965,000 is not sufficient to implement fully all of our various business strategies for the DR-70 test kit or to market the DR-70 test kit or our Goodnak/Nalefen Skin Care Human Placental Extract (“HPE”) products internationally by ourselves. Even if we are successful in obtaining additional financing, and notwithstanding any cash generated from our pharmaceutical operations in China that may be available to us, our short-term strategies are to engage outside distributors and license our products to others, although there can be no assurances that our products can be successfully licensed and/or marketed.
Our operations in China involve significant risk.
     JJB and YYB operate as wholly-foreign owned enterprises (“WFOEs”) in China. Risks associated with operating as a WFOE include unlimited liability for claims arising from operations in China and potentially less favorable treatment from governmental agencies in China than JJB and YYB would receive if JJB and YYB operated through a joint venture with a Chinese partner.

     JJB and YYB are subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacture, marketing and distribution of pharmaceutical products in China and sets penalty provisions for violations of provisions of the Pharmaceutical Administrative Law. Compliance with changes in law may require us to incur additional expenditures or could impose additional regulation on the prices charged for our pharmaceutical products, which could have a material impact on our consolidated financial position, results of operations and cash flows.
     As in the case of JJB, the Chinese government has the right to annex or take facilities it deems necessary. Currently, a portion of JJB’s facility that produces large- and small-volume parenteral solutions has been identified for annexation by the Chinese Military Department. The outcome of this event cannot be predicted at this time; but, if the Chinese government takes this facility, although we expect that JJB will be compensated fairly for it, JJB will have to spend significant time and resources finding another location and restarting those operations in another area. We intend to consolidate JJB and any operations related to product lines retained after the planned sale of YYB into a single facility in a new location. Such new location will need to obtain GMP certification. Such annexation, or the threat of such annexation, may negatively impact our results of operation and financial condition.
     The value of the Yuan Renminbi (“RMB”) fluctuates and is subject to changes in China’s political and economic conditions. Historically, the Chinese government has benchmarked the RMB exchange ratio to the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk; however, no assurances can be given that the risks related to currency deviations of the RMB will not increase in the future. Additionally, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.
We may not be able to continue to operate our business if we are unable to attract additional operating capital.
     The current level of our revenues is not sufficient to finance all of our operations on a long-term basis. We manage our cash generated from operations in China and currently transfer funds previously advanced to JPI to meet our U.S. operating cash needs. We continue to attempt to raise additional debt or equity financing as our operations do not produce sufficient cash to offset the cash drain of growth in pharmaceutical sales and our general operating and administrative expenses. Accordingly, our business and operations are substantially dependent on our ability to raise additional capital to: (i) finance the costs of SFDA approval for the DR-70 test kit in China; (ii) to move JPI to new facilities; (iii) expand sales and the costs of marketing of new and existing products; and (iv) fund ongoing selling, general and administrative expenses of our business. If we do not receive additional financing, or if our China operations do not or cannot support our operating cash needs in the U.S., the Company will have to restrict or discontinue certain operations both in China and in the U.S. No assurances can be given that our China pharmaceutical operations will generate enough cash to meet our cash needs in the US to enable us to pay our continuing obligations when due or to continue to operate our business.
     At June 8, 2009, we had cash on hand in the U.S. and China of approximately $5,965,000. Our operations in China currently generate positive cash from operations, but the availability to our U.S. operations of any cash from our operations in China and the timing thereof may be uncertain. Our receivables in China have been outstanding for extended periods, and we have experienced delays in collection. Accordingly, there can be no assurances that any funds from our China operations will be available to defray operating expenses in the U.S. in the future. Our U.S. operations require approximately $425,000 per month to fund the costs associated with our financing activities; SEC and NYSE reporting; legal and accounting expenses of being a public company; other general and administrative expenses; research and development, regulatory compliance, and distribution activities related to DR-70 test kits; the operation of a USFDA-approved pharmaceutical manufacturing facility; the development of international distribution of the Company’s planned HPE-based cosmetics product line; and compensation of executive management in the U.S. and China. In lieu of reinvesting all cash flow from Chinese operations in China, currently the necessary funds to meet our cash flow obligations in the United States are being transferred from JPI and/or JJB to AMDL in the United States. Assuming

(i) JJB and YYB do not undertake significant new activities that require additional capital, (ii) the current level of revenue from the sale of DR-70 test kits does not increase in the near future, (iii) we do not conduct any full scale clinical trials for the DR-70 test kit or our CIT technology in the U.S. or China, (iv) JPI continues to generate sufficient cash to meet or exceed its cash requirements, (v) no outstanding warrants are exercised, and (vi) no additional equity or debt financings are completed, the amount of cash on hand is expected to be sufficient to meet our projected operating expenses on a month-to-month basis as long as JPI or JJB continues to generate enough cash from operations that can be timely sent to the U.S. to meet the operating expenses of the Company in the U.S.
Our independent registered public accounting firm has included a going concern paragraph in their report on our financial statements.
     While our independent registered public accounting firm expressed an unqualified opinion on our consolidated financial statements, our independent registered public accounting firm did include an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to our significant operating loss in 2007, our negative cash flows from operations through December 31, 2008 and our accumulated deficit at December 31, 2008. Our ability to continue as an operating entity currently depends, in large measure, upon our ability to generate additional capital resources. In light of this situation, it is not likely that we will be able to raise equity. While we seek ways to continue to operate by securing additional financing resources or alliances or other partnership agreements, we do not at this time have any commitments or agreements that provide for additional capital resources. Our financial condition and the going concern emphasis paragraph may also make it more difficult for us to maintain existing customer relationships and to initiate and secure new customer relationships.
Our current products cannot be sold in certain countries if we do not obtain and maintain regulatory approval.
     We manufacture, distribute and market our products for their approved indications. These activities are subject to extensive regulation by numerous state and federal governmental authorities in the U.S., such as the USFDA and the Centers for Medicare and Medicaid Services (formerly Health Care Financing Administration) and the SFDA in China, as well as by certain foreign countries, including some in the European Union. Currently, we (or our distributors) are required in the U.S. and in foreign countries to obtain approval from those countries’ regulatory authorities before we can market and sell our products in those countries. Obtaining regulatory approval is costly and may take many years, and, after it is obtained, it remains costly to maintain. The USFDA and foreign regulatory agencies have substantial discretion to terminate any clinical trials, require additional testing, delay or withhold registration and marketing approval and mandate product withdrawals. In addition, later discovery of unknown problems with our products or manufacturing processes could result in restrictions on such products and manufacturing processes, including potential withdrawal of the products from the market. If regulatory authorities determine that we have violated regulations or if they restrict, suspend or revoke our prior approvals, they could prohibit us from manufacturing or selling our products until we comply, or indefinitely.
Our future prospects will be negatively impacted if we are unsuccessful in pending litigation over the CIT technology.
     We are engaged in litigation with AcuVector Group, Inc. (“AcuVector”) and with the Governors of the University of Alberta over our CIT technology. Although these cases are still in the early stages of discovery, we believe they are without merit and that we will receive a favorable judgment in both. However, if either AcuVector or the University is successful in their claims, we may be liable for substantial damages, our rights to the technology will be adversely affected, and our future prospects for exploiting or licensing the CIT technology will be significantly impaired.

The value of our intangible assets may not be equal to their carrying values.
     One of our intangible assets includes the CIT technology, that we acquired from Dr. Chang in August 2001. We also purchased certain other intangible assets in our acquisition of JPI and purchased additional production rights in 2007. Whenever events or changes in circumstances indicate that the carrying value may not be recoverable, we are required to evaluate the carrying value of such intangibles, including the related amortization periods. Whenever events or changes in circumstances indicate that the carrying value of an intangible asset may not be recoverable, we determine whether there has been impairment by comparing the anticipated undiscounted cash flows from the operation and eventual disposition of the product line with its carrying value. If the undiscounted cash flows are less than the carrying value, the amount of the impairment, if any, will be determined by comparing the carrying value of each intangible asset with its fair value. Fair value is generally based on either a discounted cash flows analysis or market analysis. Future operating income is based on various assumptions, including regulatory approvals, patents being granted, and the type and nature of competing products.
     Patent approval for eight original claims related to the CIT technology was obtained in May 2004 and a continuation patent application was filed in 2004 for a number of additional claims. No regulatory approval has been requested for our CIT technology and we do not have the funds to conduct the clinical trials that would be required to obtain regulatory approval for our CIT technology. Accordingly, we are seeking a strategic partner to license the CIT technology from us. If we cannot attract a large pharmaceutical company to license our CIT technology and conduct the trials required to obtain regulatory approval, or if regulatory approvals or patents are not obtained or are substantially delayed, or other competing technologies are developed and obtain general market acceptance, or market conditions otherwise change, our CIT technology and other intangible technology may have a substantially reduced value, which could be material. As intangible assets represent a substantial portion of assets in our consolidated balance sheet, any substantial deterioration of value would significantly impact our reported consolidated financial position and our reported consolidated operating results.
     Some of the production right intangible assets purchased from Jiangxi YiBo Medicine Technology Development, Ltd. by JPI have not yet received manufacturing permits or been commercialized. We may have to recognize impairments of some of these intangible assets in the future.
If our intellectual property positions are challenged, invalidated or circumvented, or if we fail to prevail in future intellectual property litigation, our business could be adversely affected.
     The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and often involve complex legal, scientific and factual questions. To date, there has emerged no consistent policy regarding breadth of claims allowed in such companies’ patents. Third parties may challenge, invalidate or circumvent our patents and patent applications relating to our products, product candidates and technologies. In addition, our patent positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe our patents.
We face substantial competition, and others may discover, develop, acquire or commercialize products before or more successfully than we do.
     We operate in a highly competitive environment. Our products compete with other products or treatments for diseases for which our products may be indicated. Additionally, some of our competitors market products or are actively engaged in research and development in areas where we are developing product candidates. Large pharmaceutical corporations have greater clinical, research, regulatory and marketing resources than we do. In addition, some of our competitors may have technical or competitive advantages over us for the development of technologies and processes. These resources may make it difficult for us to compete with them to successfully discover, develop and market new products.

We have limited sales of the DR-70 test kit and are reliant on our distributors for sales of our products.
     Prior to the acquisition of JPI, virtually all of our operating revenues came from sales to two distributors of the DR-70 test kits in foreign countries and from sales to a few domestic customers of certain OEM products. For the year ended December 31, 2008, virtually all of our revenues in the U.S. were derived from sales of DR-70 test kits. Historically, we have not received any substantial orders from any of our customers or distributors of DR-70 test kits. Moreover, none of our existing distributors or customers is contractually required to buy any specific number of DR-70 test kits from us. Accordingly, based upon this fact and historical sales, any projection of future orders or sales of DR-70 test kits is unreliable. In addition, the amount of DR-70 test kits purchased by our distributors or customers can be adversely affected by a number of factors, including their budget cycles and the amount of funds available to them for product promotion and marketing.
JPI is reliant on its distributors for sales of its products.
     Most of JPI’s products are sold to distributors. JPI’s distributors are not required to purchase any minimum quantity of products; however, many of JPI’s distribution agreements are subject to termination and cancellation if minimum quantities of specified products are not purchased by the distributors. JPI has never terminated any distributor for failure to meet the minimum quantity sales targets.
We are subject to risks associated with our foreign distributors.
     Our business strategy includes the continued dependence on foreign distributors for our DR-70 test kits and local distributors in China for JPI’s products. To date, we have not been successful in generating a significant increase in sales for DR-70 test kits through distribution channels in existing markets or in developing distribution channels in new markets. We are also subject to the risks associated with our distributor’s operations, including: (i) fluctuations in currency exchange rates; (ii) compliance with local laws and other regulatory requirements; (iii) restrictions on the repatriation of funds; (iv) inflationary conditions; (v) political and economic instability; (vi) war or other hostilities; (vii) overlap of tax structures; and (viii) expropriation or nationalization of assets. The inability to manage these and other risks effectively could adversely affect our business.
Adverse conditions in the global economy and disruption in financial markets could impair our revenues and results of operations.
     As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. These conditions have impaired our ability to access credit markets and finance operations already. There can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies. We are impacted by these economic developments, both domestically and globally, as our business requires additional capital to build inventories and exploit new markets. In addition, the current tightening of credit in financial markets adversely affects the ability of our customers to obtain financing for significant purchases and operations, and has resulted in a decrease in orders for our products, and increases the number of days outstanding of our accounts receivable in China. Our customers’ ability to pay for our products may also be impaired, which may lead to an increase in our allowance for doubtful accounts and write-offs of accounts receivable. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S., China and other countries. Should these economic conditions result in us not meeting our revenue objectives, our operating results and financial condition could be adversely affected.

We do not intend to pay dividends on our common stock in the foreseeable future.
     We currently intend to retain any earnings to support our growth strategy and do not anticipate paying dividends in the foreseeable future.
If we fail to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures or if the material weaknesses or other deficiencies in our internal accounting procedures are not remediated, our stock price could decline significantly.
     Section 404 of the Sarbanes-Oxley Act required annual management assessments of the effectiveness of our internal controls over financial reporting commencing December 31, 2007 and requires a report by our independent registered public accounting firm addressing the effectiveness of our internal control over financial reporting commencing for the year ending December 31, 2009.
     Our management has concluded that the consolidated financial statements included in our Annual Reports on Form 10-K as of December 31, 2008 and 2007 and for the two years ended December 31, 2008, fairly present in all material respects our consolidated financial condition, results of operations and cash flows in conformity with accounting principles generally accepted in the U.S.
     Our management has evaluated the effectiveness of our internal control over financial reporting as of December 31, 2008 and 2007 based on the control criteria established in a report entitled Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that our internal control over financial reporting was not effective as of December 31, 2008 and 2007. During its evaluation, as of December 31, 2008, our management identified material weaknesses in our internal control over financial reporting and other deficiencies as described in Item 9A of the Form 10-K for the year ending December 31, 2008 incorporated herein. As a result, our investors could lose confidence in us, which could result in a decline in our stock price.
     We are taking steps to remediate our material weaknesses, as described in Item 9A. If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude in the future that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could decline significantly. In addition, we cannot be certain that additional material weaknesses or other significant deficiencies in our internal controls will not be discovered in the future.
Our stock price is volatile, which could adversely affect your investment.
     Our stock price, like that of other international bio-pharma and/or cancer diagnostic and treatment companies, is highly volatile. Our stock price may be affected by such factors as:
•	clinical trial results;

•	product development announcements by us or our competitors;

•	regulatory matters;

•	announcements in the scientific and research community;

•	intellectual property and legal matters;

•	broader industry and market trends unrelated to our performance;

•	economic markets in Asia; and

•	competition in local Chinese markets where we sell JPI’s product.
     In addition, if our revenues or operating results in any period fail to meet the investment community’s expectations, there could be an immediate adverse impact on our stock price.
Our stock price and financing may be adversely affected by outstanding warrants and convertible securities.
     We have a significant number of warrants outstanding and a large amount of convertible notes that “over hang” the market for our common stock. As of June 8, 2009, we had (i) warrants outstanding that are currently exercisable for up to an aggregate of 5,851,099 shares at a weighted average price of $3.15 per share and (ii) 2,091,667 shares of common stock potentially issuable on conversion of our 10% convertible notes at $1.20 per share. The existence of, and/or exercise of all or a portion of these securities, create a negative and potentially depressive effect on our stock price because investors recognize that they “over hang” the market at this time, which effect may be exacerbated by their inclusion in this prospectus.
We have limited product liability insurance.
     We currently produce products for clinical studies and for investigational purposes. We are producing our products in commercial sale quantities, which will increase as we receive various regulatory approvals in the future. There can be no assurance, however, that users will not claim that effects other than those intended may result from our products, including, but not limited to, claims alleged to be related to incorrect diagnoses leading to improper or lack of treatment in reliance on test results. In the event that liability claims arise out of allegations of defects in the design or manufacture of our products, one or more claims for damages may require the expenditure of funds in defense of such claims or one or more substantial awards of damages against us, and may have a material adverse effect on us by reason of our inability to defend against or pay such claims. We carry product liability insurance for any such claims, but only in an amount equal to $2,000,000 per occurrence, and $2,000,000 aggregate liability, which may be insufficient to cover all claims that may be made against us.

DESCRIPTION OF OFFERINGS
10% Convertible Note Offering
On September 15, 2008, we conducted the closing of our 10% Convertible Note private offering under Regulation D and Regulation S of $2,510,000 of 10% Convertible Promissory Notes (the “Convertible Notes”). The Convertible Notes mature on the earlier of: (i) twelve months from the completion of the closing of a registered follow-on “Public Offering” (as defined below) of our common stock, par value $.001 per share, or (ii) twenty-four months after issuance of the Convertible Notes (the “Maturity Date”). For purposes thereof, “Public Offering” shall mean a qualified equity offering of not less than $25 million in gross proceeds. The Convertible Notes bear interest at the annual rate of ten percent (10%) which shall accrue and be payable on the Maturity Date. If all of the principal amount of a Convertible Note has not been voluntarily converted by the holder or a Public Offering causing a mandatory conversion shall not have occurred prior to the Maturity Date, the note holder shall receive additional interest (“Bonus Interest”) equal to fifty percent (50%) of the remaining principal amount of the Convertible Note on the Maturity Date. Any unpaid Bonus Interest shall accrue interest thereafter at the rate of ten percent (10%) per annum thereon until paid.
The holders of the Notes have the right to convert the entire principal and accrued interest of the Notes into our common stock at any time prior to the Maturity Date, provided that the conversion price has been fixed in accordance with the terms of the Convertible Notes. The conversion price was to be at a fifty percent (50%) discount to: (i) the closing price of our common stock on the closing of the Public Offering, or (ii) if there was no Public Offering within six months from the date of receipt of approval to issue the Convertible Notes by the NYSE Alternate US, then at the closing price of our common stock on February 15, 2009; provided, however, in no event was the conversion price to be less than $1.20 per share. As there was no Public Offering, and the closing price on February 15, 2009 was less than $1.20, the conversion price was fixed at the floor price of $1.20 per share.
Upon conversion of the Convertible Notes into shares of our common stock, the Company shall issue warrants to purchase common stock (“Investor Warrants”) to the converting Investors in the amount equal to fifty percent (50%) of the number of shares of common stock into which the Convertible Notes were converted. These Investor Warrants have a term of five (5) years from the date of issuance and shall be exercisable at a price equal to 120% of the closing price of our common stock on the date of conversion; provided, however, in no event shall the exercise price of the Investor Warrants be less than 120% of the five day VWAP of the Company’s common stock on the closing date of the Convertible Note Offering.
In connection with the offer and sale of the Convertible Notes in the Convertible Note Offering, we relied on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation S and Regulation D, Rule 506 promulgated thereunder. We believe that all of the purchasers of Notes are “accredited investors,” as such term is defined in Rule 501 (a) under the Securities Act. In connection with the sale of Notes in the Note Offering, we utilized the services of Jesup & Lamont Securities Corporation and Dawson James Securities, Inc., FINRA (NASD) member broker-dealers, the (“Placement Agents”). For their services, the Placement Agents received commissions of 10% of the amount of the notes and the Placement Agents received an aggregate of $313,750 (2.5%) as due diligence and non-accountable expenses. The Placement Agents and their assigns received five-year warrants (“Placement Agent Warrants”) to purchase up to a maximum aggregate of 209,167 shares of the Company’s common stock. The exercise price of the Placement Agent Warrants is $2.69, representing 115% of the five day VWAP of our common stock up through and including September 12, 2008.
12% Senior Note Offering
On December 8, 2008, we conducted a first closing (the “First Closing”) of a private offering of 12% Senior Notes (the “Senior Note Offering”) under Regulation D for the sale to accredited investors of units consisting of $1,077,500 principal amount of 12% Senior Notes (“Senior Notes”) and five-year warrants to purchase a total of 862,000 shares of our common stock at $1.00 per share (the “Warrant Shares”). We received $1,077,500 in gross proceeds (net proceeds of $947,425) in the First Closing. Under the terms of the offering, the exercise price of the warrants was to be the greater of 115% of the five day weighted average closing prices of our common stock as reported by AMEX for the five trading days ended on December 4, 2008 or $1.00 per share.
In connection with the offer and sale of securities to the purchasers in the First Closing, our exclusive placement agent was Cantone Research, Inc., a FINRA member broker- dealer. Cantone Research, Inc. received sales commissions of $107,750 and non-accountable expenses of $32,325. In addition, we issued placement agent warrants to purchase a total of 86,200 shares, of which Cantone Research, Inc. received placement agent warrants to purchase 77,580 shares and Galileo Asset Management, S. A. received warrants to purchase 8,620 shares. The warrants issued to the placement agents in the First Closing are on identical terms to the warrants issued to the investors in the 12% Senior Note Offering.
On January 30, 2009, we conducted the second and final closing (the “Final Closing”) of the Senior Note Offering of units consisting of $680,000 principal amount of 12% Senior Notes and five-year warrants to purchase a total of 544,000 shares of our common stock at $1.13 per share. Under the terms of the offering, the exercise price of the Warrant Shares was to be the greater of 115% of the five day weighted average closing prices of our common stock as reported by NYSE Alternext US for the five trading days ended on January 30, 2009 or $1.00 per share.
In connection with the Final Closing, our exclusive placement agent was Cantone Research, Inc., a FINRA member broker- dealer. Cantone Research, Inc. received sales commissions of $68,000 and $27,900 non-accountable expenses for services in connection with the Final Closing. In addition, in the Final Closing we issued placement agent warrants to purchase a total of 54,400 shares, of which Cantone Research, Inc. received placement agent warrants to purchase 44,560 shares, Galileo Asset Management, S. A. received warrants to purchase 7,840 shares and Security Research Associates, Inc. received placement agent warrants to purchase 2,000 shares. The warrants issued to the placement agents in the Final Closing are on identical terms to the warrants issued to the investors in the 12% Senior Note Offering.
In connection with the 12% Senior Note Offering, we agreed to file a registration statement by July 31, 2008 with the Securities and Exchange Commission on Form S-3 covering the secondary offering and resale of the Warrant Shares sold in the 12% Senior Note Offering. This registration statement was filed in respect of this contractual commitment.
We relied on the exemption from registration provided by Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder in connection with the 12% Senior Note Offering. We believe that the purchasers are “accredited investors,” as such term is defined in Rule 501(a) promulgated under the Securities Act.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares issuable upon the exercise of the outstanding warrants by the selling stockholders in the 12% Senior Note Offering pursuant to this prospectus, nor will we receive any proceeds from the conversion of the outstanding 10% convertible notes. We may receive proceeds from the issuance of shares of our common stock upon the exercise of the warrants issued in the 12% Senior Note Offering. These warrants issued in the 12% Senior Note Offering are exercisable at a weighted average exercise price of $1.05. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes. These warrants and the issuance of the shares of common stock underlying these warrants upon their exercise by the selling stockholders are not being offered under this prospectus; however, the shares of our common stock, issuable upon exercise of these warrants, are being offered under this prospectus by the selling stockholders.
     There is no assurance that any of the warrants issued in the 12% Senior Note Offering will ever be exercised. If all of the warrants issued in the 12% Senior Note Offering (including the placement agent warrants) are exercised for cash, we would receive aggregate gross proceeds of approximately $1,624,000.

SELLING STOCKHOLDERS
     This prospectus relates to the offering and sale, from time to time, of up to 4,259,197 shares of our common stock by the stockholders named in the table below. All of the selling stockholders named below acquired their shares of our common stock and warrants directly from us in private transactions.
     The following table sets forth certain information known to us, as of June 8, 2009, and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of common stock by the selling stockholders. The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. It also assumes that each of the stockholders who have warrants exercises all of such warrants and sells all of the shares issued upon exercise thereof. The table below assumes that the selling stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and neither dispose of nor acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares beneficially
	owned as of		No. of Shares	Shares beneficially
	June 8, 2009		being	owned after offering(1)
Name of beneficial owner	Number	Percentage	Registered	Number	Percentage
Massey Brothers (Feeds) Ltd. EPP(2)	14,167	*	14,167	0	0
Malcolm Ramage	4,167	*	4,167	0	0
Michael Shah	3,833	*	3,833	0	0
Peter Sargent	7,167	*	7,167	0	0
Ian Godber	7,042	*	7,042	0	0
Simon Garrod	3,750	*	3,750	0	0
Roger Hales	6,583	*	6,583	0	0
David A. Bradfield	41,667	*	41,667	0	0
Zainab Kasmani	14,042	*	14,042	0	0
Jonathan Davies	11,667	*	11,667	0	0
Mayur Naturbhai Patel	83,333	*	83,333	0	0
Gerald F. Carroll	20,833	*	20,833	0	0
Christopher J. Macey	21,667	*	21,667	0	0
Zamir & Parigul Afghan	9,792	*	9,792	0	0
Paul Brian Meades	20,833	*	20,833	0	0
Stephen Charles White	30,833	*	30,833	0	0
Berrick Industries(3)	208,333	1.8%	208,333	0	0
Gyronix USA LLC,(4)	16,667	*	16,667	0	0
Brian JB & Jean Alice Adam	83,333	*	83,333	0	0
Rollo F. Thistlethwaite Thompson	20,833	*	20,833	0	0
Cormac O’Connell	145,833	1.2%	145,833	0	0
Patrick Joseph Byrne	40,625	*	40,625	0	0
Stuart Sheppard	104,167	*	104,167	0	0
Stephen Faun	4,483	*	4,483	0	0
PJ Meegan-Rotec Precision Eng. Ret. Plan Trust(5)	41,667	*	41,667	0	0
Steve and Linda Noble	4,333	*	4,333	0	0

	Shares beneficially
	owned as of		No. of Shares	Shares beneficially
	June 8, 2009		being	owned after offering(1)
Name of beneficial owner	Number	Percentage	Registered	Number	Percentage
Julian Mark Williams	39,125	*	39,125	0	0
Philip & Adele Nielsen	62,500	*	62,500	0	0
Michael Villers	8,125	*	8,125	0	0
Peter Wells	8,083	*	8,083	0	0
Robert Keith	4,167	*	4,167	0	0
Wojciech Brykalski	4,167	*	4,167	0	0
Richard Brothers	5,825	*	5,825	0	0
Roger Huxtable	20,833	*	20,833	0	0
John Duffy	83,333	*	83,333	0	0
Mr. Anish Shah & Mr. Keshavlal Popat Shah	20,833	*	20,833	0	0
Allan Stuart Pulford	9,907	*	9,907	0	0
John Richardson	8,292	*	8,292	0	0
Richard Z. Boyers	20,833	*	20,833	0	0
Charles B. Wilson	8,750	*	8,750	0	0
Simon Jackson	4,250	*	4,250	0	0
Michael Trainor	8,311	*	8,311	0	0
Henry Bladon and Alex Larkin	83,333	*	83,333	0	0
Brendan Quinn Pharmacy Ltd. (6)	8,333	*	8,333	0	0
Manor Park Care Ltd. (7)	41,667	*	41,667	0	0
Mark David Mercer	19,000	*	19,000	0	0
Patrick Graham	25,000	*	25,000	0	0
Brittex Real Estate Corp Ltd. (8)	8,833	*	8,833	0	0
Neil John Bayley	23,333	*	23,333	0	0
Eyes Right Opticians Ltd. (9)	5,833	*	5,833	0	0
Charles W. & Elisa Q. Gregg, JTWROS	20,833	*	20,833	0	0
Garett & Cherie Guidroz	8,125	*	8,125	0	0
Lamar Loe	208,333	1.8%	208,333	0	0
F. Larry Holcomb	41,667	*	41,667	0	0
John P. Christensen	83,333	*	83,333	0	0
William and Sally Atkins Living Trust	16,667	*	16,667	0	0
John E. Nash	23,850	*	22,333	1,500	*
Mel Gober	20,833	*	20,833	0	0
James J. Guistolisi	41,667	*	41,667	0	0
Carl E. Mayer	33,333	*	33,333	0	0
Todd Loudin	20,833	*	20,833	0	0
Palmer G. Arnold	20,833	*	20,833	0	0
Kadirawel Iswara	41,667	*	41,667	0	0

	Shares beneficially
	owned as of		No. of Shares	Shares beneficially
	June 8, 2009		being	owned after offering(1)
Name of beneficial owner	Number	Percentage	Registered	Number	Percentage
Winston Ledlee	4,833	*	4,833	0	0
Richard Gender	7,725	*	7,725	0	0
Ed Cabrera	30,000	*	30,000	0	0
Todd Havermeister	30,000	*	30,000	0	0
Robert Giordano	25,000	*	25,000	0	0
Steve Oloughlin	5,000	*	5,000	0	0
Brian Reschke	5,000	*	5,000	0	0
Dawson James Securities, Inc. (10)	20,501	*	20,501	0	0
David Weinstein	25,833	*	12,833	13,000	*
Richard Aulicino	2,541	*	2,541	0	0
Tom Curtis	875	*	875	0	0
Alan Greenstein	533	*	533	0	0
Robert D. Keyser, Jr.	3,250	*	3,250	0	0
Albert Poliak	3,250	*	3,250	0	0
Douglas Kaiser	3,250	*	3,250	0	0
Frank Salvatore	3,250	*	3,250	0	0
Thomas Hands	325	*	325	0	0
William Fox	325	*	325	0	0
Jeffrey S. Hinkle and Kimberly L. Hinkle	21,500	*	20,000	1,500	*
Mordecai Bluth	30,000	*	30,000	0	0
Henry Gefken and Christine Gefken(11)	41,000	*	40,000	1,000	*
Rita Landwehr	32,200	*	28,000	4,200	*
Estate of Morris Emory Franklin, Morris E. Franklin, Jr., Executor	21,800	*	20,000	1,800	*
Marylyn W. Rinehart, Trustee u/w Kenneth L. Rinehart Jr. Trust A(12)	22,000	*	20,000	2,000	*
David Benaderet Trust(13)	80,000	*	80,000	0	0
Sheldon Neal and Danielle Neal(14)	20,600	*	16,000	0	0
Paul Suntup and Alan Suntup	20,000	*	20,000	0	0
Patrick A. Dennis	16,000	*	16,000	0	0
Robert Beachy and Elsie Beachy	20,000	*	20,000	0	0
Angelo Gigliotti and Paula Gigliotti	20,000	*	20,000	0	0
Maria A. Cantone	40,000	*	40,000	0	0
James Young and June Young, Joint Tenants in Common	23,000	*	20,000	3,000	*
Richard B. Franklin, Owner-Trustee of the Franklin Living Trust	21,700	*	20,000	1,700	*
Bobby Nedbalek	43,500	*	40,000	3,500	*
Kenneth W. Embry	45,000	*	40,000	5,000	*
Anthony Cantone and Christine Cantone(15)	727,250	4.1%	160,000	567,250	3.2%

	Shares beneficially
	owned as of		No. of Shares	Shares beneficially
	June 8, 2009		being	owned after offering(1)
Name of beneficial owner	Number	Percentage	Registered	Number	Percentage
Shelton Steinle and Jeanette Steinle, Joint Tenants with Right of Survivorship	20,000	*	20,000	0	0
Newman Family Trust dated 9/30/97(16)	25,000	*	20,000	5,000	*
Matthew Fiorilli	56,000	*	40,000	16,000	*
Bradley Cartier(17)	22,600	*	20,000	2,600	*
Jeffrey M. Walters	20,000	*	20,000	0	0
Alan Matthes and Lori Matthes	28,000	*	28,000	0	0
Kenneth Richardson	45,500	*	44,000	1,500	*
Jean M. Gaur	20,000	*	20,000	0	0
Marlyn W. Rinehart, Trustee u/w Kenneth L. Rinehart, Jr. Trust B(18)	37,000	*	36,000	1,000	*
Goodrich Family Trust(19)	22,700	*	20,000	0	*
The Money Market Investment Club of Toledo(20)	23,300	*	20,000	2,700	*
Edward H. Gross	11,000	*	8,000	3,000	*
Joseph Fishman	40,000	*	40,000	0	0
Richard and Bernadette Supan	26,000	*	20,000	6,000	*
Edward H. Simonian or Adrienne Simonian	27,000	*	20,000	7,000	*
John and Janet Bloom	24,000	*	16,000	8,000	*
David Benaderet(21)	43,000	*	40,000	3,000	*
Todd M. and Leaann VerStrate	20,000	*	20,000	0	0
George Gosen, Jr.	17,500	*	16,000	1,500	*
Santo Zito	21,700	*	16,000	5,700	*
Joel D. Fedder(22)	143,500	*	60,000	83,500	*
William Embry and Helen M. Embry Trust(23)	40,000	*	40,000	0	0
Dale Miller and Melanie Trevino(24)	24,800	*	20,000	4,800	*
Robert Michael Young	21,500	*	20,000	0	0
Geoffrey D. Cant	18,000	*	16,000	0	0
Edward Vander Meulen	18,600	*	16,000	0	0
David Reklau	16,000	*	16,000	0	0
Octagon Capital Partners(25)	40,000	*	40,000	0	0
Jesup & Lamont Securities Corporation(26)	63,333	*	63,333	0	0
Neil Kohlhaas dba Kohlhaas Consulting	12,500	*	12,500	0	0
B &D Consulting, Inc. (27)	400,000	2.4%	400,000	0	0
Strategic Growth International, Inc. (28)	37,500	*	37,500	0	0
Cantone Research Inc. (29)	172,140	*	122,140	50,000	*
Galileo Asset Management, S.A. (30)	286,473	1.6%	16,460	270,013	1.5%
Security Research Associates, Inc. (31)	2,000	*	2,000	0	0
Total			4,259,197

*	Less than 1%

(1)	Assumes all shares being registered hereunder are sold.

(2)	Richard Massey, Managing Director and Trustee, has sole voting and investment power with respect to these shares.

(3)	Rick Early, principal owner, has sole voting and investment power with respect to these shares.

(4)	Nicholas Tippler, Managing Director and owner, has sole voting and investment power with respect to these shares.

(5)	PJ Meegan, Niamh McDonald and Aidan McLaughlin, Trustees, have joint voting and investment power with respect to these shares.

(6)	Brendan Quinn, Managing Director, has sole voting and investment power with respect to these shares.

(7)	Henry Bladon and Peter Allen, Directors, have joint voting and investment power with respect to these shares.

(8)	Christopher Davies, Managing Director, has sole voting and investment power with respect to these shares.

(9)	Vipan Jain, Director, has sole voting and investment power with respect to these shares.

(10)	David Weinstein, President, and Robert Keyser, Chairman, have joint voting and investment power with respect to these shares.

(11)	Includes 1,000 shares owned by Ms. Gefken’s IRA.

(12)	Marlyn W. Rinehart, Trustee, has sole voting and investment power with respect to these shares. Does not include 21,000 shares held by Kenneth L. Rinehart, Jr. Trust B.

(13)	David Benaderet, Trustee, has sole voting and investment power with respect to these shares. Does not include 43,000 shares held by Mr. Benaderet individually.

(14)	Includes 4,600 shares in the name of Sheldon Neal for which Danielle Neal disclaims beneficial ownership.

(15)	Includes 86,000 shares owned by Mr. and Mrs. Cantone, 20,000 shares owned by Mr. Cantone individually, 67,500 shares owned by Mr. Cantone’s IRA, 121,610 shares owned by Cantone Office Center, LLC, 172,140 shares owned by Cantone Research Inc. (which includes warrants to purchase 122,140). All of these shares are deemed beneficially owned by Mr. Cantone.

(16)	Larry Newman, Trustee, has sole voting and investment power with respect to these shares.

(17)	Includes 2,600 shares owned by Entrust Midwest, LLC, an entity controlled by Mr. Cartier.

(18)	Marlyn W. Rinehart, Trustee, has sole voting and investment power with respect to these shares. Does not include 22,000 shares held by Kenneth L. Rinehart, Jr. Trust A.

(19)	Raymond H. Goodrich and Dorothea Goodrich, Co-Trustees, have joint voting and investment power with respect to the shares held by the trust. Also includes 1,000 shares held by Mr. Goodrich individually and 1,700 shares held by Mr. Goodrich’s IRA for which Mrs. Goodrich disclaims beneficial interest.

(20)	Mark D. Weber, Managing Partner, has sole voting and investment power with respect to these shares.

(21)	Does not include 80,000 shares held by the David Benaderet Trust.

(22)	Includes 83,500 shares held in the name of American National Mortgage, LLC of which Mr. Fedder is the managing member.

(23)	William Embry and Helen M. Embry, Co-Trustees, have joint voting and investment power with respect to these shares.

(24)	Includes 2,000 shares owned by Mr. Miller individually.

(25)	Steven Hart, Portfolio Manager, has sole voting and investment power with respect to these shares.

(26)	Ed Cabrera has sole voting and investment power with respect to these shares.

(27)	Deanna Sleeper Brower, President, has sole voting and investment power with respect to these shares.

(28)	Richard E. Cooper, Chairman, has sole voting and investment power with respect to these shares.

(29)	Anthony J. Cantone, President, has sole voting and investment power with respect to these shares. Does not include any shares owned by Mr. or Mrs. Cantone individually or by Cantone Office Center, LLC.

(30)	Christine-Marie Wright, President, has sole voting and investment power with respect to these shares. Includes warrants to purchase an additional 270,013 shares which are currently exercisable.

(31)	Brian Swift, CEO, President, has sole voting and investment power with respect to these shares.
     Except as otherwise indicated above or in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with us or any of its subsidiaries within the past three years and the selling stockholders possess sole voting and investment power with respect to the shares shown.
     The selling stockholders will sell their shares in one or more market transactions on the NYSE Alternext US or in privately negotiated transactions at standard terms, including commissions at market rates for similar transactions.
PLAN OF DISTRIBUTION
     Shares of common stock covered hereby may be offered and sold from time to time by the selling stockholders. Each selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Each selling stockholder may sell the shares being offered hereby (i) on the NYSE Alternext US, or otherwise at prices and at terms then prevailing or at prices related to the then current market price or (ii) in private sales at negotiated prices or by a combination of such methods of sale.
     Any broker-dealer participating in such transactions as agent may receive commissions from each selling stockholder (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by each selling stockholder. Broker-dealers may agree with each selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for each selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to each selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the NYSE Alternext US, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     Each selling stockholder and any underwriter, dealer or agent who participates in the distribution of such shares may be deemed to be “underwriters” under the Securities Act of 1933, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission. Each selling stockholder may indemnify any broker-dealer who participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.
LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon by Baker & Hostetler LLP, Costa Mesa, California.
EXPERTS
     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by KMJ | Corbin & Company LLP, an independent registered public accounting firm, and have been incorporated in this prospectus by reference in reliance upon the report of KMJ | Corbin & Company LLP pertaining to such consolidated financial statements and upon the authority of such firm as experts in auditing and accounting.
AVAILABLE INFORMATION
     We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at: 100 F Street N.E., Room 1580, Washington, DC 20549. You should call (202) 551-8090 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain reports, proxy and information statements, and other information regarding issuers (including AMDL) may be found. In addition, such material concerning us may be inspected at the offices of the NYSE Alternext US, 86 Trinity Place, New York, New York 10006.
     This prospectus is part of a registration statement filed with the SEC. The Registration Statement contains more information than this prospectus regarding us and our common stock, including certain exhibits filed. You can get a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s internet site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate” into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares:
•	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on April 15, 2009 (File No. 001-16695-09751548);

•	Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the SEC on May 15, 2009 (File No. 001-16695-09751548); and

•	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A12B filed September 21, 2001 (File No. 001-16695-1741905).

     We will provide without charge to each person, including any beneficial owner of common stock, to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to: AMDL, Inc., 2492 Walnut Avenue, Suite 100, Tustin, California 92780-7039, Attention: Akio Ariura, Chief Operating Officer, Telephone (714) 505-4460.

PART II
INFORMATION NOT REQUIRED
IN PROSPECTUS
Item 14. Itemized Statement of Expenses.
     The table below sets forth the estimated expenses (except the SEC registration fee, which is an actual expense) in connection with the offer and sale of the shares of common stock of the registrant covered by this Registration Statement.

SEC Registration Fee	$355
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	10,000
Printing Fees and Expenses	500
Miscellaneous	500

Total	$26,355
Item 15. Indemnification of Directors and Officers.
     Delaware law and AMDL’s Certificate of Incorporation and Bylaws provide that AMDL shall, under certain circumstances and subject to certain limitations, indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.
     AMDL’s directors, officers, agents and employees are entitled to indemnification by each of the Selling Stockholders against any losses arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the prospectus contained herein made in reliance upon written information furnished to AMDL by such Selling Stockholder for use in this Registration Statement or the prospectus.
     AMDL has also entered into indemnification agreements with its directors whereby AMDL has agreed to indemnify and hold them harmless from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to AMDL to the maximum extent permitted by Delaware law. AMDL believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.
     AMDL also maintains a directors and officers insurance policy with aggregate limits of $2,000,000 pursuant to which our directors and officers are insured against liability for certain actions in their capacity as directors and officers.
Item 16. Exhibits.
     The exhibits to this Registration Statement are listed in the Index to Exhibits included elsewhere in this Registration Statement.

Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California on June 11, 2009.

AMDL, INC.
By:	/s/ Douglas C. MacLellan
Douglas C. MacLellan, President

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this Pre Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities on June 11, 2009.

Signature	Title

/s/ Douglas C. MacLellan DOUGLAS C. MACLELLAN	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Akio Ariura AKIO ARIURA	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Michael Boswell*
MICHAEL BOSWELL	Director

/s/ Edward R. Arquilla*
EDWARD R. ARQUILLA	Director

/s/ Minghui Jia*
MINGHUI JIA	Director

/s/ William M. Thompson, III*
WILLIAM M. THOMPSON III	Director

*By:	/s/ Akio Ariura
Akio Ariura, Attorney-in-fact

INDEX TO EXHIBITS

Exhibit

5.1	*Opinion and Consent of Baker & Hostettler LLP

23.1	*Consent of Baker & Hostettler LLP (included in Exhibit 5.1)

23.2	*Consent of KMJ | Corbin & Company LLP

24.1	Power of Attorney (included on the original signature page of this Registration Statement filed May 15, 2009)

*	Filed herewith